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                                                                  Exhibit (a)(4)


                            CALAMOS INVESTMENT TRUST

                               AMENDMENT NO. 2 TO
                       AGREEMENT AND DECLARATION OF TRUST


     Amendment No. 2 to the First Amended and Restated Agreement and Declaration of Trust dated June 23, 1997 (the "Agreement") of Calamos Investment Trust (the "Trust"), made at Chicago, Illinois, this 26th day of July, 2000.

                                   WITNESSETH:

     WHEREAS, Section 7.3 of the Agreement of the Trust provides that the Agreement may be amended at any time by a majority of the Trustees of the Trust so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing signed by an officer of the Trust pursuant to the vote of a majority of the then Trustees;

     WHEREAS, by affirmative vote on June 14, 2000 and by written consent dated July 19, 2000, a majority of Trustees of the Trust have duly approved this amendment to the Agreement in accordance with the provisions of the Agreement and have authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Boston.

     NOW, THEREFORE, the undersigned James S. Hamman, Jr., the duly elected and serving Secretary of the Trust, pursuant to the authorization described above, hereby declares that, Section 4.2 of the Agreement Trust is hereby amended as follows:

          1. The first sentence of Section 4.2 of Article IV thereof shall be amended and restated in its entirety to read as follows:

               "Without limiting the authority of the Trustees set forth in
          Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate seven Sub-Trusts:

                           Calamos Convertible Fund;
                           Calamos Convertible Growth and Income Fund;
                           Calamos Global Convertible Fund
                           Calamos Growth Fund;
                           Calamos Market Neutral Fund;
                           Calamos High Yield Fund; and
                           Calamos Convertible Technology Fund

          each of which shall have four classes of Shares, Class A, Class B, Class C and Class I or such classes as may from time to time be established and designated."

          2. Section 4.2(m) of Article IV thereof shall be amended and restated in its entirety to read as follows:

               "(m) CLASS DIFFERENCES. The relative rights and preferences of the classes of any Sub-Trust may differ in such other respects as the Trustees may

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          determine to be appropriate in their sole discretion, provided that such differences are set forth in the instrument establishing and designating such classes and executed by a majority of the Trustees (or by an instrument executed by an officer of the Trust pursuant to a vote of a majority of the Trustees). Without limiting the generality of the foregoing, each share of Class A shares, Class B shares, Class C shares or Class I shares of a Sub-Trust shall have, upon its issuance, all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption currently accorded each other share of beneficial interest in that Sub-Trust, including that each Class A share, each Class B share, each Class C share and each Class I share shall be charged equally with each other share in the Sub-Trust with the expenses and liabilities of the Sub-Trust in respect of Class A, Class B, Class C and Class I shares or such other shares and in respect of any general expenses and liabilities of the Sub-Trust allocated to Class A shares, Class B shares, Class C shares and Class I shares or such other shares designated by the Trustees in accordance with the Agreement and Declaration of Trust, as amended from time to time, provided however, that to the extent permitted by rule or order of the Securities and Exchange Commission or any successor governmental authority:

                    (i) Shares of each class of a Sub-Trust shall bear the
               expenses and liabilities relating to any agreements or arrangements entered into by or on behalf of a Sub-Trust pursuant to which an organization or other person agrees to provide services with respect to shares of that class but not with respect to shares of the other classes of the Sub-Trust as well as any other expenses and liabilities directly attributable to that class which the Trustees determine should be borne solely by such class; and

                    (ii) On any matter that pertains to the agreements,
               arrangements, expenses or liabilities described in clause (i) above (or to any plan or other document adopted by a Sub-Trust relating to said agreements, arrangements, expenses or liabilities) and is submitted to a vote of shareholders of the Sub-Trust, only shares relating to the affected class shall be entitled to vote, except that if the matter affects other shares of beneficial interest in the Trust, such other affected shares shall also be entitled to vote, and in such case all shares shall be voted in the aggregate and not by class or Sub-Trust, except where otherwise required by law or permitted by the Trustees.

          Subject to the foregoing, the Class A Shares of each Sub-Trust are Shares that are offered to investors at net asset value plus a sales charge that shall not be greater than the maximum sales charge for such Shares set forth in the relevant offering prospectus ("Prospectus") from time to time, the Class B Shares of each Sub-Trust are Shares that are offered to investors at net asset value without any sales charge other than a contingent deferred sales charge if redeemed within six years after purchase, the Class C Shares of each Sub-Trust are Shares that are offered to investors at net asset value without any sales charge other than a contingent deferred sales charge if redeemed within one year after purchase and the Class I shares of each Sub-Trust are shares that are offered to investors at net asset value without any sales charge; but there may be included as expenses and liabilities of each Class of each Sub-Trust or on the holders of Shares thereof fees (such as service and distribution fees), which may vary as


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          to Class, Sub-Trust and holders as determined by the Trustees to be appropriate and as described in the Prospectus from time to time.

     IN WITNESS WHEREOF, the undersigned, pursuant to the direction of the Trustees as evidenced by resolutions of a majority of the Trustees duly adopted at a meeting held on June 14, 2000 and by written consent on July 19, 2000, has hereunto set his hand as of the day and year first above written.

                                      /s/ James S. Hamman, Jr.
                                      ---------------------------------
                                      Name:  James S. Hamman, Jr.
                                      Title: Secretary


STATE OF ILLINOIS    )
                     )
COUNTY OF DUPAGE     )

     Then personally appeared the above-named James S. Hamman, Jr., as Secretary of the Trust, and acknowledged this instrument to be his free act and deed this 26th day of July, 2000.



                                      ---------------------------------
                                      Notary Public
                                      My Commission Expires: